EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports, which include an explanatory paragraph regarding the Company’s ability to continue as a going concern, dated January 31, 2003 relating to the consolidated financial statements and financial statement schedule of DDi Corp. and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Orange County, California

February 12, 2004